Exhibit 10.30

JOINT TESTING AND EVALUATION AGREEMENT

THIS JOINT TESTING AND EVALUATION AGREEMENT (this “Agreement”) is made by and between PA LLC, a Delaware limited liability company having offices at 1901 S. Harbor City Boulevard, Suite 300, Melbourne, Florida 32901, (“PA”), and CRI CATALYST COMPANY LP, a Delaware limited partnership having offices at 16825 Northchase Drive, Two Greenspoint Plaza, Suite 1020, Houston, Texas 77060 (“CRICC”), and is effective on the 11th day of July, 2011 (the “Effective Date”).

RECITALS

A. PA is a company engaged in the business of developing proprietary processes and technologies used in the growth and harvesting of lemna for uses including biofeed and biocrude applications. PA has developed proprietary technology, know-how and intellectual property used in the “PA System” (as defined below) which is a part of the PA Intellectual Property and Technology (as defined below) that has been used in developing a proprietary production system for the growth and harvesting of lemna to be used in the production of biomass and a protein concentrate, including a protein by-product.

B. CRICC is a global catalyst technology company engaged in the business of developing, manufacturing and selling catalysts and in developing and licensing catalytic processes. CRICC has acquired rights to and/or developed certain proprietary technology, know-how and intellectual property hereinafter referred to as the “IH2 Technology” for the purpose of converting various forms of biomass into hydrocarbon products.

C. On the terms and conditions stated herein, PA and CRICC desire to enter into this Agreement to jointly test, evaluate and optimize the integration of the IH2 Technology with the PA System for the purpose of developing, evaluating and optimizing a process to convert lemna biomass into hydrocarbon products on a commercially viable scale to be used as transportation fuels.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Incorporation of Introductory Material. The above preamble and recitals (including the definitions contained in each), are incorporated into the numbered sections of this Agreement by this reference.

2. Definitions. For purposes of this Agreement, the following terms have the meanings ascribed to them below:

“CRICC Affiliate” shall mean Royal Dutch Shell plc and any company (other than CRICC) which is from time to time directly or indirectly controlled by Royal Dutch Shell plc; wherein an entity controls another entity if the first entity owns fifty percent or more of the ownership interest of, or the voting or contractual rights in, the other entity, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by ownership of shares or other equity interests, the holding of voting rights or contractual rights, by being the general partner of a limited partnership, or otherwise.

“Confidential Information” shall mean:

(i) with respect to CRICC, CRICC Intellectual Property and Technology, including but not limited to the IH2 Technology, the CRICC Improvements, and capital and operation cost estimates, yield and product quality relating to the IH2 Technology and its use, and information relating to catalyst useful with the IH2 Technology (including but not limited to catalyst composition, properties and performance), disclosed to PA by CRICC and/or Affiliates of CRICC (or on behalf of CRICC or such Affiliates) either directly or indirectly, orally or in writing or by drawings or samples or by visual inspection of equipment or facilities, or in any other way; and

(ii) with respect to PA, PA Intellectual Property and Technology, including the PA System, and PA Improvements and capital and operation cost estimates, yield and product quality and composition relating to PA’s photosynthetic harvested lemna and lemna cultivation processes disclosed to CRICC by PA either directly or indirectly, orally, in writing, by software, by drawings, samples, or by visual inspection of equipment or facilities, or in any other way.

Without limiting the foregoing, the term Confidential Information shall be construed broadly to include any and all inventions, improvements, non-published copyrightable works, designs, algorithms, computer software, documentation, test data, analysis, techniques, works of authorship, trade secrets, know-how, data, information identifying actual or prospective customers, licensees, licensors, vendors, customer lists, cost information, pricing information, business plans, marketing information, computer software, licensing arrangements and any and all technical and/or business intelligence relating to (i) or (ii) above, as applicable, regardless of the form, mode or medium in which it may be embodied, represented or stored and by which such may be transmitted and/or displayed, communicated or accessed, including but not limited to oral, written, graphic, pictorial, electromagnetic, computerized or telephonic communication, as well as physical models, information and/or computer programs stored in any form of machine-readable media, specimens, graphs, pictures, drawings, sketches and/or blueprints, prototypes, samples, valuation copies and the like. Notwithstanding the foregoing, Confidential Information shall be in a tangible form, or accompanied by a tangible form, marked as “Confidential,” or if disclosed visually or orally, shall be identified at the time as Confidential Information subject to this Agreement and thereafter reduced to a writing marked “Confidential” describing the nature of the information deemed by the disclosing Party to be Confidential Information and transmitted in a tangible form to the receiving Party within thirty (30) days of the oral or visual disclosure.

“Conversion Process” shall mean the integration of the IH2 Technology with PA System for converting lemna biomass into hydrocarbon products to be used as transportation fuels.

“CRICC Improvements” shall mean any and all improvements, modifications, enhancement, alterations, variations, updates and design changes to CRICC Intellectual Property or Technology, including without limit the IH2 Technology made, developed, reduced to practice, authored or discovered, in whole or part by CRICC or PA, pursuant to work under this Agreement.

“CRICC Intellectual Property and Technology” shall mean any and all patents, trade secrets, copyrights, trademarks and other intellectual property, data, know-how, processes and methods, work products and materials and other CRICC Confidential Information, proprietary information or technology possessed, owned, controlled, licensed or used by CRICC, including without limit the IH2 Technology and products made therefrom, and CRICC Improvements.

“Development” shall mean the scope of activities under this Agreement, as further detailed in Section 3.

“Disclosure Agreement” shall mean that certain Confidential Disclosure Agreement between the Parties dated February 17, 2011, a copy of which is attached hereto as Exhibit A.

“Evaluation Plan” shall mean the schedule and milestones set forth in a separate Testing and Evaluation plan.

“IH2 Technology” shall mean certain Integrated Hydropyrolysis and Hydroconversion (IH2) technology, which converts biomass directly into cellulosic gasoline and diesel hydrocarbon blendstocks and is protected by various patents, and such term includes catalyst useful therein, including without limit catalyst properties, compositions and performance.

“PA Affiliate” shall mean PetroAlgae, Inc. and any company (other than PA) which is from time to time directly or indirectly controlled by PetroAlgae, Inc.; wherein an entity controls another entity if the first entity owns fifty percent or more of the ownership interest of, or the voting or contractual rights in, the other entity, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by ownership of shares or other equity interests, the holding of voting rights or contractual rights, by being the general partner of a limited partnership, or otherwise.

“PA Improvements” shall mean any and all improvements, modifications, enhancement, alterations, variations, updates and design changes to any PA Intellectual Property and Technology, including without limit the PA System made, developed, reduced to practice, authored or discovered, whether jointly or alone by CRICC or PA, pursuant to this Agreement, but, for avoidance of doubt, does not include any improvements, modifications, enhancement, alterations, variations, updates or design changes relating to the production of cellulosic hydrocarbons through the use of IH2 Technology.

“PA Intellectual Property and Technology” shall mean any and all patents, trade secrets, copyrights, trademarks and other intellectual property, data, technological and product know-how, biological matter, processes and methods, work products and materials and other PA Confidential Information, proprietary information or technology possessed, owned, controlled, licensed or used by PA, including without limit the PA System, but, for avoidance of doubt, does not include any patents, trade secrets, copyrights, trademarks or other intellectual property, data, technological, know-how, processes, methods, work product, material, information or technology relating to the production of cellulosic hydrocarbons through the use of IH2 Technology.

“PA System” shall mean the proprietary production system developed by PA utilizing certain PA Intellectual Property and Technology for the growth and harvesting of lemna to be used in the production of biomass and a protein product that is intended for animal feed, human food and fuel uses and is protected by certain patents and patent applications, know-how and trade secrets. The PA System is understood to include all phases of lemna product production including growth in open bioreactors, harvesting of material and processing the material to obtain an end product, but, for avoidance of doubt, does not include production of cellulosic hydrocarbons through the use of IH2 Technology.

“Party” shall mean CRICC or PA, as the context requires, and “Parties” shall mean both of them.

“Specifications” shall mean specifications for lemna biocrude produced using the PA System for use as feedstock for the IH2 conversion process.

“Term” shall mean the term of this Agreement, as further defined in Section 8.

“Testing and Evaluation” shall mean testing and evaluation by the Parties as part of the Development to determine the commercial potential of the Conversion Process.

3. Joint Development and Testing.

(a) Purposes of Joint Development and Testing. During the Term, PA and CRICC shall work together to jointly test, evaluate and optimize various technologies and processes, including the Conversion Process. The Parties are interested in cooperating to (i) optimize conversion of lemna biocrude to hydrocarbon products through the use of the IH2 process; (ii) establish Specifications, and (iii) use the IH2 Technology with the PA System to convert lemna biocrude to transportation fuels for certification purposes.

(b) Testing and Evaluation. PA and CRICC shall establish and conduct a Testing and Evaluation program, within 30 days of execution of this Agreement. The Testing and Evaluation shall be conducted in accordance with the schedule and milestones set forth in a separate Evaluation Plan. The results of the Testing and Evaluation shall be jointly evaluated for commercial feasibility. During the Term, the testing schedule and the Evaluation Plan shall be reviewed, updated and/or modified by mutual agreement of the Parties not less frequently than once every six (6) month period from and after the Effective Date.

(c) Development Activities. The Parties will identify any further development and refinement to the PA System or IH2 Technology necessary to achieve the mutual objectives. Each Party will be responsible for further development of its own technology with cooperation from the other Party. The testing schedule will be adjusted to address any changes required by development activities.

4. Allocation of Costs. Except as otherwise agreed in writing, during the Term, each Party shall be solely and exclusively responsible for providing at its sole cost and expense all materials, equipment, facilities, labor, expertise, communications, third party software, licenses and other tangible and intangible property necessary to perform the Development, conduct the Testing and Evaluation and enable each Party to perform its obligations under this Agreement. However, if at any time performing the Development or conducting the Testing and Evaluation will require substantial revision to the PA System, PA shall evaluate, in its sole discretion, whether the cost of such revisions make the expected result of further development and Testing and Evaluation commercially infeasible. In that case, PA may terminate this Agreement immediately upon written notice to CRICC.

(a) Improvements to Specifications, PA Intellectual Property and Technology. All inventions (whether or not patented or patentable), improvements, discoveries, conceptions, designs, ideas, algorithms, methods, processes, business methods, trade secrets, know-how, utility models and works of authorship of any kind, including without limitation computer software (source code and object code), databases, documentation, manuals, brochures, website designs, web page designs, photographs, artwork, text, pictorial, graphic and/or sculpture works, video recordings, sound recordings, multi-media works, icons, graphics, animations and/or other works of authorship of any kind, whether constituting “works for hire” as defined under the copyright laws of the United States or otherwise, and all other intellectual property rights of any kind related to the Specifications of the PA System or that are made, developed, reduced to practice or discovered while attempting to study, produce or test lemna biomass feedstock under this Agreement, including any PA Improvements, shall be owned by and be the exclusive property of PA (by assignment or as applicable “works made for hire” and immediately become part of the PA Intellectual Property and Technology. CRICC agrees to and does hereby assign to PA all of its right, title and interest in all such PA Improvements and related intellectual property rights. In addition, any PA Improvements which qualifies as a work made for hire under the U.S. Copyright laws will be a work made for hire and will be owned by PA.

(b) Protection of PA Improvements. PA shall have the exclusive right to file any and all patent applications related to PA Improvements and shall have exclusive ownership to any patents granted as a result of any such applications, including any renewals, divisions, reissues, continuations, or extensions thereof subject to Gas Technology Institute’s pending U.S. Patent application titled, Hydropyrolysis of Biomass for Producing high Quality Liquid fuels” GTI-1729 US patent application No12/419535 filed April 7, 2009 (“535

Application”) relating to use of the IH2 Technology that contemplates certain uses of lemna, and any additional patent applications filed by CRICC and/or Gas Technology Institute based on the 535 Application or relating to use of the IH2 Technology that contemplates certain uses of lemna and whether or not such applications are currently filed or are filed in the future. During the Term and for a reasonable period of time following the expiration or termination of this Agreement and to the extent that CRICC is a co-inventor, CRICC shall cooperate with PA, at PA’s cost and as may reasonably be requested to confirm, record or otherwise perfect PA’s title to the PA Improvements. Such cooperation shall include, without limitation, review and execution of such applications for copyright registration, patent applications, assignments or the like, confirmatory assignments as may be reasonable and appropriate to confirm, record and/or otherwise perfect PA’s ownership and performing such acts as may be necessary, useful or convenient to secure or enforce for PA statutory protection including patent, trademark, trade secret or copyright protection throughout the world for all intellectual property assigned to PA pursuant to this Section.

(c) Improvements to IH2 Technology. All inventions (whether or not patented or patentable), improvements, discoveries, conceptions, designs, ideas, algorithms, methods, processes, business methods, trade secrets, know-how, utility models and works of authorship of any kind, including without limitation computer software (source code and object code), databases, documentation, manuals, brochures, website designs, web page designs, photographs, artwork, text, pictorial, graphic and/or sculpture works, video recordings, sound recordings, multi-media works, icons, graphics, animations and/or other works of authorship of any kind, whether constituting “works for hire” as defined under the copyright laws of the United States or otherwise, and all other intellectual property rights of any kind related to the IH2 Technology or developed or discovered while attempting to study, implement or test the 2 Technology, including any CRICC Improvements, shall be owned by CRICC (by assignment or as applicable “works made for hire”) and immediately become part of the CRICC Intellectual Property. PA agrees to and does hereby assign to CRICC all of its right, title and interest in all such CRICC Improvements and related intellectual property rights. In addition, any CRICC Improvement which qualifies as a work made for hire under the U.S. Copyright laws will be a work made for hire and will be owned by CRICC.

(d) Protection of Improvements to IH2 Technology. CRICC shall have the exclusive right to file any and all patent applications related to the IH2 Technology and CRICC Improvements and shall have exclusive ownership in any patents granted as a result of any such applications, including any renewals, divisions, reissues, continuations, or extensions thereof. During the Term and for a reasonable period of time following the expiration or termination of this Agreement and to the extent that PA is a co-inventor, PA shall cooperate with CRICC, at CRICC’s expense and as may reasonably be requested to confirm, record or otherwise perfect CRICC’s title to the CRICC Improvements. Such cooperation shall include, without limitation, review and execution of such applications for copyright registration, patent applications, assignments or the like, confirmatory assignments as may be reasonable and appropriate to confirm, record and/or otherwise perfect CRICC’s ownership and performing such acts as may be necessary, useful or convenient to secure or enforce for CRICC statutory protection including patent, trademark, trade secret or copyright protection throughout the world for all intellectual property assigned to CRICC pursuant to this Section.

(e) CRICC and PA as Exclusive Lemna Development Partners. To the extent that these efforts produce a commercially viable technology which the Parties wish to license or sell to third parties, PA and CRICC will establish a cooperative marketing agreement through which the IH2 Technology for use with systems to grow harvest and process lemna as a protein source and source and source for biocrude will, for a term of five (5) years (subject to agreed sales goals), be exclusively offered by CRICC to PA and licensees of the PA System for use with the PA System. The Parties will include in the marketing agreement appropriate structures of licensing or sublicensing the IH2 Technology to licensees of the PA System. The cooperative marketing agreement shall not preclude CRICC from licensing the IH2 Technology or the CRICC Improvements to any person or entity for use other than with systems to grow harvest and process lemna as a protein source and source and source for biocrude, nor shall it preclude CRICC from forming any type of relationship with any other person or entity that does not incorporate or use of any form of lemna, or any derivative thereof, in any way, during any phase of production of nutraceuticals or biocrude.

5. Demonstration Facility. PA will use commercially reasonable efforts to identify a suitable PA customer and PA and CRICC will seek to enter into a license agreement with the PA customer to permit such customer to construct and operate the IH2 Technology in conjunction with such PA customer’s PA System with the intent that PA and CRICC will be able to use the modified system to demonstrate the combined capability of the PA System and the IH2 Technology. The capital cost of such demonstration facilities will be paid by PA customers; however, CRICC will undertake to minimize the license fee for, and costs associated with provision of the process design package of, the IH2 Technology in order to encourage the aforementioned suitable PA customer to build such demonstration facility. For the avoidance of doubt, the Parties agree there will be only one facility to demonstrate the combined capability of the PA System and the IH2 Technology and, thereafter, all other facilities shall be considered commercial facilities.

6. Representations and Warranties.

(a) Representations and Warranties of PA. PA represents and warrants to CRICC that, to its knowledge, PA owns or controls the rights to the PA System to have the right and power to enter into this Agreement; that there are no other agreements with any other party in conflict with this Agreement; and that, to the best of PA’s knowledge, use of the PA System will not infringe any valid U.S. patent or copyright or other proprietary right of any other person or entity.

(b) DISCLAIMER OF WARRANTIES BY PA. EXCEPT AS SET FORTH IN SECTION 6(a), PA DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH REGARD TO THE PA INTELLECTUAL PROPERTY AND TECHNOLOGY. ADDITIONALLY, ALL PA INTELLECTUAL PROPERTY AND TECHNOLOGY PROVIDED AND USED PURSUANT TO THIS AGREEMENT SHALL BE DELIVERED AND USED IN THE DEVELOPMENT AND TESTING, ON AN “AS-IS” BASIS, INCLUDING WITHOUT ANY WARRANTIES AS TO FUNCTION, DATA, PERFORMANCE OR RESULTS.

(c) Representations and Warranties of CRICC. CRICC represents and warrants to PA that, to its knowledge, CRICC holds an exclusive license to use the IH2 technology for the purposes of this Agreement and; that CRICC has the right and power to enter into this Agreement; that there are no other agreements with any other party in conflict with this Agreement or the rights conferred herein; and that the use of the IH2 Technology in Testing and Evaluation, to the best of CRICC’s knowledge will not infringe any valid U.S. patent or copyright, or other proprietary right of any other person or entity.

(d) DISCLAIMER OF WARRANTIES BY CRICC. EXCEPT AS SET FORTH IN SECTION 6(c), CRICC DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH REGARD TO THE CRICC INTELLECTUAL PROPERTY AND TECHNOLOGY. ADDITIONALLY, ALL CRICC INTELLECTUAL PROPERTY AND TECHNOLOGY PROVIDED AND USED PURSUANT TO THIS AGREEMENT SHALL BE DELIVERED AND USED ON AN “AS-IS” BASIS INCLUDING WITHOUT ANY WARRANTIES AS TO FUNCTION, DATA, PERFORMANCE OR RESULTS.

7. Indemnification.

(a) Indemnification by PA. PA agrees to defend, indemnify and hold CRICC and its licensor, partners, Affiliates, officers, directors, agents, and employees harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred as a result of any claim by any third party against CRICC based on a breach by PA of any representation, warranty or confidentiality obligation made in this Agreement, including, but not limited to, any claim by any third party of infringement based upon the use of the PA System; provided, however, such warranty shall be null and void with regard to those items that: (i) are modified, developed or provided by anyone other than PA; (ii) are modified, developed or provided in accordance with the written instructions or specifications of CRICC; or (iii) result in infringement due to the combination or use of the same with products or services not provided by PA.

(b) Indemnification by CRICC. CRICC agrees to defend, indemnify and hold PA and its PA Affiliates, members, managers, officers, directors, agents, and employees harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred as a result of any claim by any third party against PA based on a breach by CRICC of any representation, warranty and/or confidentiality obligations made in this Agreement, including, but not limited to, any claim by any third party of infringement based upon the use of the IH2 Technology; provided, however, such warranty shall be null and void with regard to those items that: (i) are modified, developed or provided by anyone other than CRICC; (ii) are modified, developed or provided in accordance with the written instructions or specifications of PA; or (iii) result in infringement due to the combination or use of the same with products or services not provided by CRICC.

8. Termination. The Term shall commence on the Effective Date and expire or terminate on the first to occur of the following:

(a) Upon a Party to this Agreement delivering the written notice described in Section 4 to the other Party; or

(b) Upon sixty (60) days prior written notice by one Party to the other Party that the Development or the Testing and Evaluation has become cost prohibitive, that it has changed its business purpose or that the Conversion Process no longer shows signs of economic viability; or

(c) In the event of a breach of one or more of the representations and warranties or obligations of a Party to this Agreement and the failure of such Party to cure such breach within ten (10) days after receipt of written notice from the other Party specifying the breach; or

(d) Automatically, upon the expiration of the five (5) years following the Effective Date, unless mutually extended by the Parties in writing.

9. Limitation of Liability.

(a) NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, EVEN IF THE ALLEGEDLY RESPONSIBLE PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OR PROBABILITY OF SUCH LOSS OR DAMAGE.

10. Confidentiality.

(a) Each Party shall limit the disclosure of its Confidential Information to the other Party to that required for the Testing and Evaluation. The Parties further agrees that, when disclosing information regarding products derived from lemna biocrude using the IH2 Technology, they will only disclose non-confidential information regarding quality (e.g., the ability to meet specifications for US gasoline and diesel). The Parties agree that any confidential disclosures regarding such products will be handled under a separate confidentiality agreement or the marketing agreement referred to in Section 4(e).

(b) The receiving Party shall maintain all the disclosing Party’s Confidential Information as confidential, and not disclose the disclosing Party’s Confidential Information to any third party, or use the disclosing Party’s Confidential Information for its own or any third party’s benefit except as may be necessary for the Testing and Evaluation, for a period of ten (10) years after termination of this Agreement. The receiving Party’s obligation of non-disclosure and non-use includes the obligation not to include the Confidential Information of the disclosing Party or the results of evaluation of such Confidential Information (including the receiving Party’s Improvements which incorporate the disclosing Party’s Confidential Information) in patent applications, and not to disclose it to the patent office of any country, except with the express prior written consent of the disclosing Party.

(c) The confidentiality provisions of this Section 10 shall not apply to the following information which shall not be considered Confidential Information under this Agreement:

(i) the receiving Party can show in tangible form was in the public knowledge or literature at the time of disclosure hereunder; or

(ii) the receiving Party had in its possession at the time of disclosure hereunder without obligation of confidentiality;

and such provisions shall cease to apply to information which:

(iii) subsequent to its disclosure hereunder, becomes part of the public knowledge through no act or omission of the receiving Party;

(iv) subsequent to its disclosure hereunder, is disclosed to the receiving Party without obligation of confidentiality by a third party (other than an affiliate or agent of the disclosing Party) having legal right to do so;

(v) is in the receiving Party’s possession subject to an obligation of confidentiality which expires or terminates subsequent to the disclosure of the information hereunder, but only to the extent of such expiration or termination; or

(vi) subsequent to its disclosure hereunder, is independently developed by or for the receiving Party by persons without reference to the disclosing Party’s Confidential Information.

(d) The receiving Party may disclose to a governmental agency or judicial body (other than a patent office) only as much of the disclosing Party’s Confidential Information as that requested to be disclosed pursuant to an order, notice, or process by said governmental agency or judicial body, provided that after receiving such an order, notice, or process and prior to making any disclosure required thereunder, the receiving Party promptly forwards a copy of such order, notice, or process to the disclosing Party in order to allow the disclosing Party the opportunity to oppose the order, notice, or process, or seek a protective order. In the event a protective order is obtained by the disclosing Party, nothing in this Agreement shall be construed to authorize the receiving Party to use or disclose Confidential Information to parties other than such governmental or judicial agency or beyond the scope of the protective order.

(e) All documents, drawings and writings provided to the receiving Party hereunder and copies thereof shall be returned promptly to the disclosing Party upon the disclosing Party’s written request with the exception of one (1) file copy which may be retained solely for the determination of legal obligations under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prevent the receiving Party from retaining back-up copies of the disclosing Party’s Confidential Information in its computer system to the extent that computer back-up procedures create copies in the receiving Party’s back-up or archival computer storage system; provided that such computer copies shall remain subject to the provisions of this Agreement and shall only be retained for the period the receiving Party normally archives it back-up records.

(f) Each Party shall restrict disclosure of the other Party’s Confidential Information to only those of its employees who have a need to know such information to carry out the Purpose of this Agreement. CRICC may disclose PA’s Confidential Information to its Affiliates as necessary to carry out the Testing and Evaluation, the licensing of Section 4(e) and the demonstration facility of Section 5. CRICC agrees to inform such of its Affiliates to whom it discloses PA Confidential Information of its obligations under this Agreement and CRICC shall be responsible to PA for the proper observance of the obligations of this Agreement by any Affiliates to which the PA Confidential Information is disclosed.

(g) The Parties agree not to knowingly solicit employees of the other Party during the term of this Agreement and for a period of one (1) year after termination of this Agreement without the prior written consent of the other Party.

(h) Upon execution of this Agreement, any Confidential Information disclosed under the Disclosure Agreement related to the subject matter and purpose of this Agreement shall be considered governed by this Agreement, but the Disclosure Agreement shall remain in effect for disclosures of Confidential Information and conversations that are not related to the subject matter or purpose of this Agreement. If at any time the terms of the Disclosure Agreement and the terms of this Agreement conflict, the more restrictive terms related to the disclosure and use of Confidential Information shall apply and govern the rights and obligations of the Parties.

11. Relationship of the Parties and Other Matters.

(a) Nothing contained in this Agreement shall be construed as creating any form of legal relationship between the Parties according to which one Party could act on behalf of, or create any form of debt, obligation or liability on the part of, the other Party.

(b) This Agreement shall be construed without any strict construction in favor of, or against, either Party, either by virtue of their role in drafting this Agreement or otherwise.

(c) PA and CRICC agree to review and consider any mutually beneficial grant opportunities related to biofuel technologies and their development.

(d) PA and CRICC agree to issue a mutually agreeable press release regarding the Development and the testing described herein. Additionally, PA and CRICC agree that each may publicly disclose the other as one of its technology development partners. Except as described in the preceding two (2) sentences, no Party to this Agreement shall publish, advertise or otherwise cause any other press release or public notice of any kind to be issued regarding the subject matter of this Agreement without the mutual written consent of the other Party hereto.

12. Reasonable Attorney’s Fees. If any legal action is necessary to enforce this Agreement or seek any remedy of breach or anticipatory breach of this Agreement, the prevailing Party shall be entitled to recover reasonable attorney fees, costs and expenses, including at all levels of appeal.

13. Complete Agreement. Except with respect to the Disclosure Agreement as noted in Paragraph 10(i), this Agreement, including its exhibits and schedules, is the sole, exclusive and complete Agreement and understanding between the Parties with respect to the subject matter of this Agreement. Except with respect to the Disclosure Agreement, this Agreement cancels, terminates and supersedes any and all prior understandings, agreements, promises, negotiations, statements, proposals, acknowledgements, representations and warranties relating to such subject matter. In the event of a conflict between the provisions of the main body of this Agreement and any attached exhibits, the main body of this Agreement shall take precedence and shall control over such exhibits.

14. Modifications to Agreement. Modifications and amendments to this Agreement including, without limitation, any exhibit hereto, shall be effective and enforceable only if they are in writing and are signed by authorized representatives of both Parties. All headings and subheadings used in this Agreement are provided solely for convenience of reference and form no part of the terms and conditions of this Agreement.

15. Governing Law. This Agreement shall be interpreted under the laws of the State of Delaware and any applicable laws of the United States.

16. Notices. All notices under this Agreement shall be in writing and shall be effective when and only if given as follows:

(a) Immediately upon delivery when delivered in person or by Federal Express or any other courier service to the recipient’s address appearing on the signature page to this Agreement; or

(b) Three (3) days after being deposited in U.S. mail, postage prepaid, to the recipient’s address as appearing on the signature page to this Agreement; or

(c) When sent by fax to the fax number of the recipient, as appearing on the signature page to this Agreement. Such notice shall be effective upon receipt provided that a duplicate copy of the notice is promptly sent by first-class or certified mail or the recipient delivers a written confirmation of receipt.

Any Party may change its address or facsimile number by giving notice of the change in accordance with this paragraph.

17. Binding Effect and Assignment. Subject to the following, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties, their successors and any permitted assigns. The rights and obligations of each Party under this Agreement are of a personal nature and shall not be delegated or assigned without the express, advance and written permission of the other Party; provided, however, that CRICC may delegate its rights and obligations to a CRICC Affiliate and PA may delegate its rights and obligations to a PA Affiliate.

18. No Third Party Beneficiaries. PA and CRICC are the sole parties to this Agreement. No third party beneficiaries of this Agreement exist, are intended or shall be recognized for any purpose.

19. Section References. Unless a specific subsection is expressly indicated, all references to sections anywhere in this Agreement shall be construed to include all subsections of that section and all portions of all subsections.

20. Representation by Counsel. Each Party acknowledges, and unconditionally represents and warrants, that it has read and understood this entire Agreement before entering into this Agreement and that it has been represented by independent counsel of its choice or has had the ability and full and fair opportunity to have been so represented in connection with the making of this Agreement and its decision to enter into this Agreement.

21. Signatures/Counterparts. Each Party unconditionally represents and warrants that its respective undersigned representative possesses the legal capacity and is unconditional actual authority to legally bind that Party by affixing their signature below on its behalf. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes.

22. Survival. Sections 4(a) through (d), 6, 7, 10 and 15 shall expressly survive termination of this Agreement.

23. Joint Research under 35 USC 103(c). With respect to the pursuit of patent protection in the United States, the Parties intend for this Agreement to be a joint development agreement within the meaning of 35 USC 103(c). Notwithstanding the foregoing, neither Party shall invoke the benefits of 35 USC 103(c)(2) without the prior written consent of the other Party. The Parties agree that any intellectual property that is jointly developed under this Agreement, but which does not qualify as a PA Improvement or CRICC Improvement, shall be jointly owned intellectual property of the Parties (“Jointly-Owned Intellectual Property”). Neither Party shall have the right to file a patent application on Jointly-Owned Intellectual Property unless and until the Parties have, in each case, reached a written agreement on whether or not to file a patent application, which Party will draft any such patent application, the scope of any such patent application, the costs associated with the drafting and filing of any such application and any subsequent prosecution and maintenance costs thereon, the process by which prosecution and maintenance decisions will be made, and the rights of the Parties in the event any patent issues on such application. The Parties agree that Jointly-Owned Intellectual Property shall not be licensed or commercially utilized in making or distributing any product or services by either Party without written agreement of the other Party.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement acting by and through their respective undersigned representatives, with full knowledge of its content and significance and intending to be legally bound by the terms and conditions hereof.

“PA”	“CRICC”

PA LLC, a Delaware limited liability company	CRI CATALYST COMPANY LP, a Delaware limited partnership

/s/ James P. Dietz	/s/ Alan Del Paggio
Authorized Signature	Authorized Signature

James P. Dietz, VP Accounting & Chief Accounting Officer	Alan Del Paggio, VP Upstream & Renewables
Print Name and Title	Print Name and Title

Address: 1901 S. Harbor City Blvd.	Address: 16826 Northchase Dr., Ste 1000
Melbourne, FL 32901	Houston, TX 77060
Fax: 321-409-7971	Fax: